Exhibit 99.1

Chrysler Group LLC Reports July 2013 U.S. Sales Increased 11 Percent; Best July

Sales in Seven Years

•	Best July sales since 2006

•	40th-consecutive month of year-over-year sales gains

•	Jeep®, Dodge, Ram Truck and FIAT brands each post sales increases in July compared with same month a year ago

•	Six Chrysler Group vehicles set sales records in July

•	Ram Truck brand sales up 31 percent; largest percentage sales gain of any Chrysler Group brand in July and best July sales since 2007

•	All Jeep brand vehicles in production record double-digit percentage increases

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Dodge Charger and Fiat 500 lead their segments in J.D. Power’s 2013 U.S. Automotive Performance, Execution and Layout (APEAL) Study™; Ram Truck brand ranks as the highest non-premium brand in the industry

Auburn Hills, Mich., Aug. 1, 2013 – Chrysler Group LLC today reported U.S. sales of 140,102 units, an 11 percent increase compared with sales in July 2012 (126,089 units), and the group’s best July sales since 2006.

The Jeep®, Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in July compared with the same month a year ago. The Ram Truck brand’s 31 percent increase was the largest sales gain of any Chrysler Group brand in July. Chrysler Group extended its streak of year-over-year sales gains to 40-consecutive months in July.

“We continue to see strong retail sales, particularly with our pickup trucks and SUVs, and that has helped to propel Chrysler Group to our 40th-consecutive month of year-over-year sales growth,” said Reid Bigland, Head of U.S. Sales. “In addition, the all-new Fiat 500L is off to a great start with 962 units sold in its first full month on sale.”

The Ram Truck brand sales gain was driven by the 31 percent increase in Ram pickup truck sales. Dodge brand sales were up 18 percent in July, driven in part by the 88 percent increase in Dodge Durango full-size SUV sales. Jeep brand sales were up 2 percent as all Jeep brand models in production recorded year-over-year sales gains in July. FIAT brand sales were up 2 percent in July compared with the same month a year ago.

Six Chrysler Group vehicles set sales records in the month of July. Three Dodge brand vehicles – the Dodge Avenger mid-size sedan, Dodge Challenger, and Dodge Dart compact sedan – each recorded their best sales for the month of July. The Jeep Wrangler and Jeep Compass also registered their best sales for the month of July. Sales of the flagship Jeep Grand Cherokee were up 30 percent, its best July sales since 2005.

Chrysler Group finished the month with a 66-days supply of inventory (371,889 units). U.S. industry sales figures for July are projected at an estimated 15.8 million units Seasonally Adjusted Annual Rate (SAAR).

July 2013 U.S. Sales Highlights by Brand

Ram Truck Brand

Ram Truck brand sales were up 31 percent, the brand’s best July sales since 2007. July was the fifth-consecutive month in which the Ram Truck brand registered the largest percentage year-over-year sales gain of any Chrysler Group brand. Sales of the Ram pickup truck were up 31 percent, its 39th-consecutive month of year-over-year sales gains and its best July sales since 2006. Sales of the Light Duty Ram pickup were up 25 percent in July, driven by the Crew Cab pickups, while Heavy Duty Ram sales increased 35 percent.

The Ram Truck brand in July celebrated the start of production of its new 2014 Ram ProMaster Van at Chrysler Group’s Saltillo Van Assembly Plant in Coahuilla, Mexico. The new 2014 Ram ProMaster is Ram Commercial’s latest addition to its popular vehicle lineup. The ProMaster takes its place in the expanding, purpose-built, full-size van segment with a number of best-in-class features focused on the commercial customer. Coming from a strong background of commercial vehicles produced by Fiat Professional, the ProMaster is based on the Fiat Ducato, which has been in production for more than 30 years. Also in July, the brand introduced its newest model, the 2013 Ram Black Express, distinguished by its all-black exterior.

Dodge Brand

Dodge brand sales were up 18 percent in July, the brand’s best July sales since 2005 and its 26th-consecutive month of year-over-year sales gains. The Dodge Avenger mid-size sedan and the Dodge Challenger each recorded their best July sales ever, while sales of the Dodge Durango full-size SUV were up 88 percent. The Dodge Dart compact sedan had its second straight month of year-over-year sales gains.

For the third-consecutive year, the Dodge Charger has ranked highest in the Large Car segment in J.D. Power’s annual U.S. Automotive Performance, Execution and Layout (APEAL) Study™. Sales of the Charger are up 10 percent this year through July. The APEAL Study measures how gratifying a new vehicle is to own and drive, based on customer evaluations of 77 vehicle attributes of new 2013 model year vehicles. According to J.D. Power, the most appealing vehicles have greater owner loyalty, command higher transaction prices and spend less time on dealer lots before purchase.

Jeep® Brand

Jeep brand sales were up 2 percent in July, the brand’s best July sales since 2005. All Jeep brand models in production recorded sales gains in July compared with the same month a year ago, led by the Jeep Grand Cherokee. Sales of the Grand Cherokee were up 30 percent, its best sales month since 2005 and largest percentage increase of any Jeep brand model. The Jeep Wrangler and Jeep Compass each had their best sales for the month of July. Sales of the Jeep Compass were up 27 percent compared with the same month a year ago.

The new 2014 Grand Cherokee was the winner in July of the 2013 Cars.com/USA Today Midsize SUV Challenge. The Grand Cherokee topped five other popular SUVs. Evaluators included experts from Cars.com, USA Today, Motorweek, and a family representing the average midsize SUV buyer.

FIAT Brand

FIAT brand sales were up 2 percent in July compared with the same month a year ago. It was the brand’s best July sales since the Fiat 500 was launched in 2011 and its 17th-consecutive month of year-over-year sales gains. The Fiat 500 was ranked highest in the City Car segment in J.D. Power’s APEAL Study in July. Sales of the Fiat 500L, the newest addition to the FIAT brand product lineup, increased 78 percent compared with sales in the previous month of June. FIAT studios across the U.S. began selling the all-new 2014 Fiat 500L in June. The 500L expands the appeal of the iconic 500, with two more doors, accommodations for five passengers, best-in-class interior volume, and advanced European technology.

The all-new fully electric Fiat 500e, which went on sale in California in July, was voted “Top Electric Vehicle” by the Northwest Automotive Press Association during its first annual “Drive Revolution” green-car competition in Portland, Ore. NWAPA members tested 17 of the market’s most technologically advanced and fuel efficient models around Portland – including electric cars, plug-in hybrids, and clean-diesel models from both import and domestic manufacturers.

Chrysler Brand

Sales of the brand’s flagship Chrysler 300 full-size sedan were up 12 percent, the vehicle’s best July sales since 2008. Chrysler brand sales were down 4 percent in July compared with the same month a year ago. Sales of both the Chrysler Town & Country minivan and Chrysler 200 mid-size sedan are up this year through July compared with the same period in 2012. The Town & Country was the highest-ranking minivan in J.D. Power’s recent 2013 U.S. Initial Quality Study.

Chrysler Group LLC U.S. Sales Summary Thru July 2013

	Month Sales		Vol %	Sales CYTD		Vol %
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	2,821	3,710	-24%	23,892	24,416	-2%
500L	962	0	NEW	1,503	0	NEW
FIAT BRAND	3,783	3,710	2%	25,395	24,416	4%

200	8,122	9,287	-13%	83,137	78,389	6%
300	3,796	3,399	12%	33,241	44,200	-25%
Town & Country	8,060	8,106	-1%	67,439	65,957	2%
CHRYSLER BRAND	19,978	20,792	-4%	183,817	188,546	-3%

Compass	5,222	4,099	27%	32,000	24,612	30%
Patriot	7,572	5,870	29%	45,687	38,577	18%
Wrangler	14,404	12,216	18%	92,132	83,087	11%
Liberty	60	7,803	-99%	6,048	50,142	-88%
Grand Cherokee	15,019	11,571	30%	95,815	86,688	11%
JEEP BRAND	42,277	41,559	2%	271,682	283,106	-4%

Caliber	0	520	-100%	45	9,502	-100%
Dart	6,064	772	NEW	51,013	975	NEW
Avenger	6,131	5,188	18%	67,149	58,049	16%
Charger	5,200	6,440	-19%	57,181	52,203	10%
Challenger	4,271	3,631	18%	34,253	27,082	26%
Viper	94	0		320	20
Journey	6,508	7,051	-8%	48,944	43,802	12%
Caravan	8,583	9,247	-7%	68,055	78,211	-13%
Nitro	0	45		0	3,182
Durango	5,135	2,736	88%	33,440	24,182	38%
DODGE BRAND	41,986	35,630	18%	360,400	297,208	21%

Dakota	0	19		0	478
Ram P/U	31,314	23,824	31%	201,633	162,405	24%
Cargo Van	764	555	38%	5,507	3,998	38%
RAM BRAND	32,078	24,398	31%	207,140	166,881	24%

TOTAL CHRYSLER GROUP LLC	140,102	126,089	11%	1,048,434	960,157	9%

TOTAL CAR	37,461	32,947	14%	351,734	294,836	19%
TOTAL TRUCK	102,641	93,142	10%	696,700	665,321	5%